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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Caterpillar Inc.
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Chairman and Chief Executive Officer

Caterpillar Inc.
Peoria, Illinois 61629

May 10, 2010

Dear Sir or Madam:

“What a difference a year can make!”  That is what I stated last year and it is just as true this year.  Last year, we successfully made the tough decisions to control costs, reduce inventory and strengthen Caterpillar’s liquidity position.  Those efforts allowed us to maintain our dividend – rewarding long-term shareholders, like you, for believing in Caterpillar.  Now, capital markets are improving, demand for our products is rising, and when we announced our first-quarter results, we also raised our outlook for 2010.  We are encouraged by positive economic changes throughout the world and are poised to strengthen our global leadership position.

As you know, six months ago we announced that Doug Oberhelman would succeed me as CEO on July 1, 2010.  Doug has developed and refined the next phase of our Vision 2020 strategy, including our streamlined corporate structure designed to create a leaner, more agile, customer-focused company.  During this time of transition and strategy implementation, Doug and the entire leadership team will focus on elevating Caterpillar to the next level, and we need to give them the necessary tools to get the job done.

You are a valued investor in Caterpillar stock, and I want to personally request your support FOR Company Proposal 3 – Amend 2006 Long-Term Incentive Plan (Incentive Plan).  The Incentive Plan is an important tool for Caterpillar to attract and retain those key employees who contribute to our success.  In contrast, I ask that you vote AGAINST Shareholder Proposal 8 – Special Stockholder Meetings.  This stockholder proposal would allow a small minority of stockholders to divert focus away from Doug’s efforts to implement our strategy.  For the reasons provided below, we strongly encourage you to give individual consideration to Caterpillar.

Vote FOR our Long-Term Incentive Plan – Company Proposal 3

I am asking that you vote FOR Company Proposal 3 – Amend 2006 Long-Term Incentive Plan.  Our Incentive Plan is an important tool for us to attract, retain and motivate our employees.  I have always said that people make the difference, and we need to retain and reward those key employees who led us through the recession and attract new talent to lead us into the future.

By amending the Incentive Plan, we expect to have enough shares to issue equity incentive awards for an additional 3-4 years.  In addition, we are modifying the terms of the Incentive Plan to clarify our conservative compensation practices as follows:

•	We expressly prohibit the exchange of underwater options or stock appreciation rights for cash;
•	We cap the award of full value shares at 35% of the total shares;
•	We are further restricting the change in control definition, narrowing circumstances where awards could vest early; and
•	We are clarifying that shares withheld for payment of taxes will not be available for additional grants.

We understand that many institutions look to RiskMetrics as they decide how to vote for equity compensation plans.  RiskMetrics uses several tests to evaluate such proposals, and I ask you to consider the following, based on the RiskMetrics model:

•
Caterpillar passes the Total Shareholder Return (TSR) review because our 1-year and 3-year TSR performance through December 31, 2009 was above our 4-digit GICS industry group median.  Thus, the Pay for Performance Policy does not apply.

•
Caterpillar passes the Burn Rate Policy.  Our projected 3-year average burn rate of 1.39% is less than (1) RiskMetrics’ allowable cap of 1.95% or (2) 2% of the weighted average common shares outstanding.

•
Caterpillar’s Shareholder Value Transfer (SVT) cost is approximately 5.53%, which is slightly higher than RiskMetrics’ recommended cost cap of 5%.  However, our SVT percentage is slightly higher because (1) we believe that employees should own a required amount of shares to be eligible for equity awards and (2) we place a 3-year vesting term on almost all of our awards.  We believe these policies tie today’s decisions to our long-term growth and stockholder value, even though it means our SVT percentage is slightly higher.

Voting FOR Company Proposal 3 will allow us to attract new talent, retain existing leaders and tie the decisions made today to the interests of our stockholders.

Vote AGAINST Special Stockholder Meetings – Shareholder Proposal 8

I am asking that you vote AGAINST Shareholder Proposal 8 – Special Stockholder Meetings.  This proposal would allow a small minority of stockholders (those who cumulatively hold 10% of our shares) to call a special meeting of ALL of our stockholders. It is important to understand that these proposals have been driven by stockholders of companies where executive compensation is excessive, corporate governance is significantly lacking or director independence is at question.  Consider Caterpillar’s actions in these areas:

•	Last year we announced a 50% reduction in executive compensation; we kept our promise.
•	Stockholders asked for a declassified Board; we are submitting it to you for a vote.
•	Stockholders asked us to eliminate supermajority voting provisions; we are submitting it to you for a vote.
•	Caterpillar previously eliminated its “poison pill” defense.
•	We have a clawback policy for officer equity incentive compensation.
•	All of the directors, except myself, are independent under NYSE standards.
•	We have an independent Presiding Director.
•	All of the Board committees are chaired by, and comprised of, independent directors.

We have a conservative compensation philosophy; we believe in strong corporate governance; and we elect independent directors.  As demonstrated above, we listen to our stockholders and take action.

Please consider that our charter and bylaws already provide for the calling of special meetings.  The Chairman or a majority of the Board may at any time call a special meeting of stockholders.  You may ask why these individuals should be the only ones that are entitled to call a special meeting.  First and foremost, you have repeatedly elected these directors and trusted them to make decisions that are in the best interests of the Company.  Minority stockholders have not been elected and have no duty to other stockholders – they act in their own self-interest.  At Caterpillar, our independent directors:

•	Have the power and the duty to call a special meeting of stockholders if the circumstances require;
•	Owe a duty to all of our stockholders; minority stockholders do not; and
•	Are in the best position to weigh the costs and disruption of calling a special meeting against the potential benefits to the Company and its stockholders.

Stockholder meetings are expensive and time-consuming. For example, last year, our costs for printed materials, distribution and solicitation alone were over $1 million. Additionally, there is the considerable cost of time spent by the directors, officers and the many employees who review and prepare the materials and plan these meetings.  This expense and effort for our Annual Meeting is important to ensure that all of our stockholders have a voice, but we do not believe that a small minority should be able to divert the Company’s resources and attention from its long-term strategic plans by calling a special meeting for issues that may only impact a minority of stockholders with a limited agenda.

Again, I urge you to give these proposals particular attention and consider supporting Caterpillar - a company with a long history of ethical behavior, outstanding product performance and strong corporate governance. Please vote FOR our Long-Term Incentive Plan – Company Proposal 3 and vote AGAINST Special Stockholder Meetings – Shareholder Proposal 8.  I also ask that you vote AGAINST the other two stockholder proposals for the reasons outlined in our 2010 Proxy Statement.

Thank you again for your consideration.

Sincerely,

/s/ James W. Owens
James W. Owens
Chairman & CEO